EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Premiere Global Services, Inc. and subsidiaries (the “Company”) Nos. 333-79599, 333-87635, 333-89891, 333-51380, 333-57698, 333-67292, 333-101262, 333-116506, and 333-151962 on Form S-8 of our reports dated February 26, 2010, with respect to the consolidated financial statements of the Company, and the effectiveness of the Company’s internal control over financial reporting included in this Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Atlanta, Georgia
February 26, 2010